United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[NEW HAMPSHIRE THRIFT BANCSHARES, INC. LOGO]

April 7, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of New Hampshire Thrift Bancshares, Inc. (the “Company”), the holding company for Lake Sunapee Bank, fsb (the “Bank”), to be held on May 11, 2006, at the Lake Sunapee Bank Building, 1868 Room, 9 Main Street, Newport, New Hampshire, at 10:00 a.m.

The items of business, which will be considered and voted upon this year, are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete and return the enclosed Proxy Card. This will guarantee that your preference will be expressed, and you will still be able to vote your shares in person if you attend.

If you have any questions about the Proxy Statement or the 2005 Annual Report, please let us hear from you.

Sincerely,

/s/ Stephen W. Ensign
STEPHEN W. ENSIGN
Chairman, President and Chief Executive Officer

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

9 MAIN STREET

P.O. BOX 9

NEWPORT, NH 03773

(603) 863-0886

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 11, 2006
Time:	10:00 a.m., Eastern Time
Place:	Lake Sunapee Bank Building 1868 Room 9 Main Street Newport, NH 03773

At our 2006 Annual Meeting, we will ask you to:

•	Elect two Directors to serve for a three-year term expiring at the 2009 annual meeting. The following two Directors are the Board of Directors’ nominees:

William C. Horn	Jack H. Nelson

•	Ratify the appointment of Shatswell, MacLeod & Co., P.C. as our independent registered public accountants for the fiscal year ending December 31, 2006;

•	Transact any other business as may properly come before the Annual Meeting, or at any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a shareholder of the Company at the close of business on March 17, 2006, the record date.

By Order of the Board of Directors,

/s/ Stephen R. Theroux
Stephen R. Theroux
Vice Chairman, Executive Vice President,
Chief Financial Officer & Corporate Secretary

Newport, New Hampshire

April 7, 2006

THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE, AND YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. PLEASE INDICATE ON THE PROXY CARD IF YOU WILL BE ATTENDING THE ANNUAL MEETING.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

9 MAIN STREET

P.O. BOX 9

NEWPORT, NH 03773

(603) 863-0886

PROXY STATEMENT

GENERAL

We have sent you this Proxy Statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card on or about April 7, 2006 to all shareholders entitled to vote. If you owned the Company’s common stock (“Common Stock”) at the close of business on March 17, 2006, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 4,266,080 shares of Common Stock outstanding.

QUORUM

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least one-third of the total number of the outstanding shares of Common Stock of the Company entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.

VOTING RIGHTS

You are entitled to one vote at the Annual Meeting for each share of the Common Stock that you owned at the close of business on March 17, 2006. The number of shares you own (and may vote) is listed on the proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

VOTE REQUIRED

Proposal 1: Elect Two Directors	The two nominees for Director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate, “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of Directors.

Proposal 2: Ratify Appointment of Independent Registered Public Accountants	The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment of Shatswell, MacLeod & Co., P.C. as the Company’s independent registered public accountants.

EFFECT OF BROKER NON-VOTES

If your broker holds shares that you own in “street name,” the broker may vote your shares on the three proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on any of the proposals, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote”:

•	Proposal 1: Elect Two Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a Director.

•	Proposal 2: Ratify Appointment of Independent Registered Public Accountants. A broker non-vote would have the same effect as if you voted “against” this proposal.

REVOKING YOUR PROXY

You may revoke your proxy at any time before it is exercised by:

•	Filing with the Secretary of the Company a letter revoking the proxy;

•	Submitting another signed proxy with a later date; or

•	Attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of the Company.

SOLICITATION OF PROXIES

The Company will pay the costs of soliciting proxies from its shareholders. The Company will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Directors, officers or employees of the Company and the Bank may also solicit proxies by mail, telephone and other forms of communication. If the need arises, the Company may engage Morrow & Co., Inc. to assist in the solicitation of proxies for the meeting.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, which will be filed with the Securities and Exchange Commission (“SEC”), we will send you one (without exhibits) free of charge. Please write to:

Stephen R. Theroux

Vice Chairman, Executive Vice President,

Chief Financial Officer & Corporate Secretary

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, NH 03773

PROPOSAL 1—ELECTION OF DIRECTORS

GENERAL

The Company’s Board of Directors currently consists of eight members. The Nominating Committee nominated and the Board ratified the nomination of William C. Horn and Jack H. Nelson each to serve a three-year term for election as a Director at the Annual Meeting. Both of the nominees are currently serving on the Company’s Board of Directors. Both of the nominees have consented to being named in this proxy statement, and to serve if elected.

If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as Directors, the Board will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. If any nominee is unable or does not qualify to serve, your proxy may vote for another nominee proposed by the Board. The Board has no reason to believe that either nominee would prove unable to serve if elected.

INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

Set forth below is certain biographical information with respect to the nominees, the continuing Directors and Executive Officers. Each of these persons has been engaged in the principal occupation or employment specified for the past five years unless otherwise noted. A majority of our Directors are independent as defined by the rules in the National Associations of Securities Dealer’s Manual (the “NASD Manual”), which sets forth the listing standards for companies whose common stock is quoted on The Nasdaq Stock Market.

Class I Director Nominees – Terms to Expire in 2009

WILLIAM C. HORN, age 67, is currently a Director of Charter Trust Company, a company engaged in the business of trust and investment management. Mr. Horn was previously the President and Chief Executive Officer of Charter Trust Company from 1995 to 2001. Mr. Horn has been a Director of the Company and the Bank since 2003.

JACK H. NELSON, age 61, is the retired Chairman of the Board of Directors of North East Environmental Products Inc., a manufacturer and distributor of water treatment equipment. Mr. Nelson has been a Director of the Company and the Bank since 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS.

Class II Directors – Terms to Expire in 2008

LEONARD R. CASHMAN, age 63, is an owner and a partner of C.O.H. Properties. He is also involved in the marketing of specialized group medical insurance products. He was formerly Vice President and General Manager of P&C Foods, Inc. Mr. Cashman has been a Director of the Bank and the Company since 1997.

STEPHEN W. ENSIGN, age 58, has been associated with the Bank since 1971 and served as Senior Vice President, Senior Loan Officer and Executive Vice President prior to his election as President, Chief Operating Officer and Director, effective May 1987. On January 1, 1992 he was elected Chief Executive Officer of the Bank. Mr. Ensign is a Director of the Company, having served in such capacity since 1989. Formerly the Bank’s Executive Vice President, he was elected President and Chief Executive Officer of the Company effective January 1, 1992. In 1997, Mr. Ensign was elected Vice Chairman of the Board of Directors of both the Company and the Bank. In 2002, Mr. Ensign was elected Chairman of the Board of Directors of the Company.

DENNIS A. MORROW, age 69, is retired. He was formerly the Sales Manager of Cote and Reney Lumber Company in Grantham, New Hampshire. He held this position for 23 years. He has served as a Director of the Bank since 1984 and the Company since 1989.

Class III Directors – Terms to Expire in 2007

PETER R. LOVELY, age 62, has been associated with the Bank since 1980. In 1983, he formed the Brokerage Services Department and served as Investment Manager of the Newport, New London, and Upper Valley offices until his retirement in 1998. He has served as a Director of the Company and the Bank since 1996.

STEPHEN R. THEROUX, age 56, was elected Executive Vice President effective May 1987. He has served as a Director of the Bank since 1986. Mr. Theroux is Executive Vice President and Director of the Company, having served in such capacities since 1989. Mr. Theroux has served as Chief Operating Officer of the Bank since 1997 and as Corporate Secretary since 2001. Mr. Theroux served as the Chief Financial Officer of the Company and was elected Vice Chairman of the Board of Directors of the Company in 2002.

JOSEPH B. WILLEY, age 64, is a principal owner, partner and Chief Executive Officer of Pro-Cut International, LLC., a company engaged in the manufacture, sale and export of automotive repair products. He has served as a Director of the Bank since 1997 and a Director of the Company since 1999.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. The Company’s Executive Officers and management oversee the day-to-day operations of the Company. Our Directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our Directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held 12 regular meetings and 1 special meeting during the fiscal year ended December 31, 2005. Each incumbent Director attended at least 75% of the total of (i) the meetings of the Board of Directors during this period and (ii) the meetings of the committee(s) on which that particular Director served during this period, except Directors Nelson and Willey, who attended 69% of such meetings.

It is the Company’s policy that all Directors and nominees should attend the Annual Meeting. At the 2005 Annual Meeting, all members of the Board of Directors, except Director Nelson, were in attendance.

Committees of the Board

The Board of Directors of the Company has established the following committees:

EXECUTIVE COMMITTEE	The Executive Committee considers strategic, planning and industry issues and is authorized to act as appropriate between meetings of the Board of Directors.

Directors Cashman, Ensign, Horn, and Theroux served as members of the committee in 2005. Director Ensign serves as Chairman of the Committee.

The Executive Committee met 4 times during the 2005 fiscal year.

CORPORATE GOVERNANCE COMMITTEE	The Corporate Governance Committee reviews the corporate structure of the Company and the committees of the Board and makes recommendations to management for improvements to corporate structure.
Directors Cashman, Ensign, Morrow, Horn and Theroux served as members of the Committee in 2005. Director Ensign serves as Chairman of the Committee.

The Corporate Governance Committee met 3 times in the 2005 fiscal year.

NOMINATING COMMITTEE	The Nominating Committee formulates the Company’s policies regarding the qualification and independence of the Company’s Directors and committee members. The Committee is responsible for nominating persons for election to the Board of Directors and also reviews if shareholder nominations (if any) comply with the notice procedures set forth in the Company’s bylaws. All members of the Nominating Committee are independent Directors as defined under the NASD Manual. The Board of Directors adopted a written charter for the Nominating Committee at its regularly scheduled Board Meeting held on May 13, 2004, a copy of which was attached as Appendix A to the Company’s proxy statement for its 2005 Annual Meeting of Shareholders and filed with the SEC on April 8, 2005.

In accordance with the Company’s Bylaws and the Nominating and Corporate Governance Committee charter, nominations and recommendations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record of the Company entitled to vote for the election of Directors at such meeting who provides timely notice in writing to the Secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be timely, the notice must be received not less than 30 days nor more than 90 days prior to the date of the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made. The shareholder’s notice to the Secretary must set forth certain information regarding the proposed nominee and the shareholder making such nomination or recommendation. If a nomination is not properly brought before the meeting in accordance with the Company’s Bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about the Company’s Director nomination requirements, please see the Company’s Bylaws.

It is the policy of the Committee to select individuals as Director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Shareholder nominees are analyzed by the Committee in the same manner as nominees that are identified by the Committee. The Company does not pay a fee to any third party to identify or evaluate nominees.

William C. Horn and Jack H. Nelson were each nominated by the Nominating Committee. As of March 17, 2006, the Nominating Committee had not received any shareholder nominations or recommendations for nominees in connection with the Annual Meeting.

Directors Lovely, Morrow and Nelson served as members of the Nominating Committee. Director Lovely serves as Chairman of the Nominating Committee.

The Nominating Committee met once during the year ended December 31, 2005.

COMPENSATION COMMITTEE	The Compensation Committee assesses the structure of the management team and the overall performance of the Bank and the Company. It oversees executive compensation by approving salary increases and reviews general personnel matters such as staff performance evaluations.

All members of the Compensation Committee are independent Directors as defined under the NASD Manual. Directors Cashman, Horn, and Morrow served as members of the Committee in 2005. Director Cashman served as Chairman of the Committee.

The Compensation Committee met 5 times in the 2005 fiscal year.

AUDIT COMMITTEE	The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our outside auditors and reports any substantive issues found during the audit to the Board. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accountants. The Committee will also review and approve all transactions with affiliated parties. The Board of Directors of the Company have adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company’s proxy statement for its 2004 Annual Meeting of Shareholders and filed with the SEC on April 8, 2004.

Directors Horn, Lovely, Morrow and Nelson serve as members of the Committee. Director Horn serves as Chairman of the Committee. All members of the Audit Committee are independent Directors as defined under the NASD Manual and the Securities and Exchange Act of 1934, as amended and Rule 10A-3, promulgated thereunder. The Audit Committee believes that Directors Horn and Lovely each qualify as an “audit committee financial expert” as that term is defined by applicable rules of the SEC and each has been so designated by the Board of Directors.

The Audit Committee met 12 times in the 2005 fiscal year.

Shareholder Communications with our Board of Directors

Shareholders may contact the Company’s Board by contacting Stephen R. Theroux, Secretary, at New Hampshire Thrift Bancshares, Inc., 9 Main Street, P.O. Box 9, Newport, NH 03773 or at (603) 863-0886. All comments will be forwarded directly to the Board of Directors.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The Company’s Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with management. The Company’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee) with Shatswell, MacLeod & Co., P.C., its independent registered public accountants.

The Company’s Audit Committee has also received the written disclosures and the letter from Shatswell, MacLeod & Co., P.C. required by Independence Standards Board Standard No. 1 (entitled: “Independence Discussions with Audit Committees”), has discussed the independence of Shatswell, MacLeod & Co., P.C. and considered whether the provision of non-audit services by Shatswell, MacLeod & Co., P.C. is compatible with maintaining the auditor’s independence.

Based on the review and the discussions noted above, the Company’s Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on or before March 31, 2006.

Audit Committee of New Hampshire Thrift Bancshares, Inc.

/s/ William C. Horn, Chairman

/s/ Dennis A. Morrow

/s/ Jack H. Nelson

/s/ Peter R. Lovely

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2004 and December 31, 2005, the Company retained and paid Shatswell, MacLeod & Co., P.C. to provide audit and other services as follows:

	2005	2004
Audit Fees(1)	$115,960	$107,041
Audit-Related Fees	—	—
Tax Fees(2)	9,838	8,700
All Other Fees	—	—
Total	125,798	115,741

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Tax fees consisted of assistance with matters related to tax compliance and counseling.

Pre-approval of Services

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent registered public accountants, subject to the de minimis exception for non-audit services described below which are approved by the Committee prior to completion of the audit.

Exception: The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

(i)	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the services are provided;

(ii)	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

(iii)	Such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation: The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by Shatswell, MacLeod & Co., P.C. pursuant to the policies outlined above.

DIRECTORS’ COMPENSATION

All of the Directors of the Company also serve as Directors of the Bank. Each non-employee Director of the Bank receives an annual retainer of $15,000 plus an additional $200 for each committee meeting attended. In addition, Director Horn received a $1,000 bonus as Chairman of the Audit Committee during the fiscal year ended December 31, 2005. Non-employee Directors are also eligible for awards under the Company’s 1998 Stock Option Plan and 2004 Stock Incentive Plan.

EXECUTIVE OFFICERS

The following individuals are Executive Officers of the Company and hold the offices set forth opposite their names.

Name	Position Held with the Company and the Bank
Stephen W. Ensign	Chairman of the Board of Directors, President and Chief Executive Officer

Stephen R. Theroux	Vice Chairman of the Board of Directors, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary

The Board of Directors elects the Executive Officers of the Company and the Bank annually. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. The Company has entered into Employment Agreements with certain of its Executive Officers, which set forth the terms of their employment. See “Employment Contracts and Termination of Employment Agreements.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Since the formation of the Company in April 1989, none of its Executive Officers and Directors has received any compensation from the Company. The Directors and Executive Officers have received all of their remuneration from the Bank.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. COMPENSATION COMMITTEE REPORT

The report of New Hampshire Thrift Bancshares, Inc.’s Compensation Committee and performance graph included in this section are provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, the report and the graph are not to be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

While the Company does not pay direct cash compensation to its officer(s), the officer(s) are also officer(s) of the Bank and are compensated directly by the Bank. Members of the Compensation Committee are non-employee members of the Board of Directors. Management offers and provides input, advice, and comparative data regarding salary administration, but compensation decisions and recommendations made concerning the compensation of the Company’s Chief Executive Officer are made without the participation of Mr. Ensign. The Compensation Committee meets at least annually to review and make recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer and certain other executives.

In general, executive compensation is intended to attract and retain qualified executives, to recognize and reward contributions and achievements, and to provide a financial package that is competitive. Components of a compensation package may include base salary, a bonus, retirement plan(s), a 401(k) plan, expense reimbursements, use of a company owned vehicle, stock options, and/or any other form of compensation deemed appropriate.

Compensation levels are intended to be consistent and competitive with the practices of other comparable financial institutions and the level of responsibility. In making its determinations, the Compensation Committee utilizes surveys of Executive Officer compensation packages for depository institutions and their holding companies with particular focus on the level of compensation paid by institutions of comparable size and characteristics primarily within the New England region. Any adjustments to compensation amounts are based on the overall contribution of the executive to the attainment of the financial goals of the Bank and the Company and such executive’s record of achievement in directing the activities for which such executive is responsible. Among the factors considered are stock price performance, earnings per share and book value per share.

During the fiscal year ended December 31, 2005, Mr. Ensign’s base salary was $250,000, which represented a $15,000 increase from the previous fiscal year based on the preceding factors discussed. Based on the operating results for the year ended December 31, 2005, a bonus of $35,250 was paid to Mr. Ensign. Following a review of available survey data, the Compensation Committee believes that Mr. Ensign’s compensation is appropriate based upon a review of Mr. Ensign’s performance in managing the Company.

Compensation Committee of New Hampshire Thrift Bancshares, Inc.

/s/ Leonard R. Cashman., Chairman

/s/ William C. Horn

/s/ Dennis A. Morrow

Performance Graph

The following graph compares the Company’s total cumulative shareholder return by an investor who invested $100 on December 31, 2000, including re-investment of dividends and giving effect to stock splits, in each of the following:

•	The Russell 2000 Index;

•	A hypothetical fund with investments in the stock of peer corporations (the “Peer Group”); and

•	New Hampshire Thrift Bancshares, Inc.

The Peer Group consists of New England financial institutions with assets totaling between $200 million and $600 million. The members of the Peer Group are:

Bar Harbor Bankshares, Inc.	Falmouth Bancorp, Inc.	Northway Financial, Inc.
Central Bancorp, Inc.	Mystic Financial, Inc.	Westbank Corporation
Northeast Bancorp, Inc.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
NEW HAMPSHIRE THRIFT BANCSHARES, INC.	100.00	130.85	161.60	303.26	304.34	281.43
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46
PEER GROUP	100.00	140.40	169.15	225.33	235.26	222.79

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, our Compensation Committee consisted of Directors Cashman, Horn, and Morrow and with Director Cashman serving as Chairman. During fiscal 2005, there were no interlocks between members of the Compensation Committee or Executive Officers of the Company and corporations with respect to which such persons are affiliated.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Bank to or on behalf of the Company’s Chairman, President and Chief Executive Officer, Stephen W. Ensign, and the Company’s Vice Chairman, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary (the “Named Executive Officers”) for the last three fiscal years ended December 31, 2005. During that time, no other Executive Officer received salary plus bonus in excess of $100,000.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)(1)
Stephen W. Ensign, Chairman, President and Chief Executive Officer	2005	$250,000	$35,250	30,000	$25,000	(2)
	2004	235,000	32,250	—	23,500
	2003	215,000	39,600	13,500	22,746

Stephen R. Theroux, Vice Chairman, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary	2005	$190,000	$26,250	$25,000	$19,000	(2)
	2004	175,000	24,000	—	17,500
	2003	160,000	30,000	10,000	17,416

(1)	The Company provides Mr. Ensign and Mr. Theroux with certain non-cash benefits and perquisites such as the use of a company car. The Company believes that the aggregate value of these benefits for 2005 did not exceed $50,000 or 10% of the aggregate salary and annual bonus reported for each individual in the Summary Compensation Table.
(2)	Includes amounts credited on behalf of Mr. Ensign and Theroux to the Bank’s Supplemental Executive Retirement Plan, a nonqualified, deferred compensation plan for the year ended December 31, 2005 amounting to $25,000 and $19,000, respectively.

Employment Contracts and Termination of Employment Agreements

The Company and the Bank have entered into parallel employment agreements with Stephen W. Ensign as Chief Executive Officer. The employment agreements are for a period of five years and the agreement with the Company extends automatically daily unless either the Company or Mr. Ensign gives contrary written notice in advance. For 2006, the Board has set Mr. Ensign’s salary at $265,000. The employment agreements provide for participation in discretionary bonuses, retirement and employment benefit plans and other fringe benefits available to executive employees of the Company and the Bank.

The Board of Directors may terminate the employment agreements of Mr. Ensign at any time with or without cause. However, termination without cause or following a change in control of the Company or the Bank would subject the Company to liability for severance benefits in an amount equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years. These same severance benefits would be payable to the executive if the executive resigns during the term of his employment agreement due to a material reduction in the executive’s position, authority, duties or responsibilities; involuntary relocation of the executive’s place of employment to a location more than 30 miles from his current place of employment; a liquidation or dissolution of the Company or the Bank; or any material breach of the employment agreement by the Company or the Bank. Change in control for purposes of the agreement occurs when any person becomes the beneficial owner of 20% or more of the voting shares of the Company’s outstanding securities undergoes a change of control within the meaning of certain applicable laws or, if as a result of or in connection with any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, a majority of the Board of Directors is not constituted by individuals who were Directors before such transaction. If the executive’s employment terminates due to disability as defined in the agreements, the executive shall be entitled to a maximum of three-fourths of the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional five years.

The Company and the Bank have also entered into parallel employment agreements with Stephen R. Theroux, Vice Chairman, Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank. The benefits provided for in Mr. Theroux’s agreements are identical to those provided to Mr. Ensign except for the level of base salary. Change in control has the same meaning in Mr. Theroux’s employment agreements as it does in Mr. Ensign’s employment agreements. Mr. Theroux’s annual base salary for fiscal 2006 has been set at $201,500.

If the Company or the Bank experiences a change in ownership or control as contemplated under Section 280G of the Internal Revenue Code, a portion of the severance benefits provided under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20 percent excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, the Company would reimburse the executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20 percent excise tax. The effect of this provision is that the Company, rather than the executive, bears the financial cost of the excise tax. Neither the Company, nor the Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

1998 Stock Option Plan and 2004 Stock Incentive Plans

Long-term incentives are provided to the Named Executive Officers through awards made under the equity plans established by the Company from time to time. Currently, 9,710 shares remain available for the issuance of option awards under the Company’s 1998 Stock Option Plan and 209,000 shares remain available for issuance under the Company’s 2004 Stock Incentive Plan (collectively, the “Equity Plans”). All salaried employees and Directors are eligible to be granted awards under the Equity Plans. The Equity Plans provide for the issuance of “incentive stock options” qualified under Section 422 of the Internal Revenue Code and “non-qualified stock options.” In addition, the 2004 Stock Incentive Plan may grant restricted stock awards and performance-based restricted stock awards; provided however, that no more than 208,000 restricted stock awards or performance-based restricted stock awards may be granted under the 2004 Stock Incentive Plan. The Equity Plans are administered by a committee of the Board of the Bank, which has the authority to select the employees and Directors who will be awarded stock-based incentives and determine the amount and other conditions of such awards subject to the terms of the Equity Plans.

No option issued under the Equity Plans is exercisable after the tenth anniversary from the date it was granted. During the optionee’s lifetime, only the optionee can exercise the option. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. Pursuant to Section 422 of the Internal Revenue Code as to incentive stock options, the aggregate fair market value of the stock for which any employee may be granted options, which first become exercisable in any calendar year generally may not exceed $100,000. In addition, no grant may be made to any employee owning more than 10% of the shares of the Company unless the exercise price is at least 110% of the share’s fair market value and such option is not exercisable more than five years following the option grant.

The Company will receive no monetary consideration for the granting of awards under the Equity Plans. Upon the exercise of options, the Company receives payment from optionees in exchange for shares issued. During the last fiscal year, the Company did not adjust or amend the exercise price of stock options previously awarded.

The number of shares available under the Equity Plans, the maximum limits on awards to individual officers and Directors and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which the Company is the surviving entity, and to reflect any stock split, stock dividend or other event where the committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and the Company is not the surviving entity, outstanding awards may be exchanged for awards linked to the equity of the surviving entity that are designed to neither increase or diminish the rights of the holders of the outstanding awards or may be settled for a monetary or other payment when the merger, consolidation or reorganization occurs.

Option/SAR Grants in Fiscal Year 2005

The following table summarizes the grants of options that were made to the Named Executive Officers pursuant to the Company’s 2004 Stock Incentive Plan. All options were granted on November 11, 2005 and are fully vested. The 2004 Stock Incentive Plan does not provide for the grant of stock appreciation rights.

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options/SARs Granted (#)	Percent of Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($ Per Share)	Expiration Date	5% ($)	10% ($)
Stephen W. Ensign	30,000	19.7	13.25	12/30/2015	249,986	633,513
Stephen R. Theroux	25,000	16.4	13.25	12/30/2015	208,321	527,927

Aggregate Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

The following table provides information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year, as adjusted for the two-for-one stock split distributed on February 28, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable
Stephen W. Ensign	—	—	88,000	(1)	267,020	(2)
Stephen R. Theroux	—	—	67,000	(1)	184,955	(2)

(1)	All unexercised options are exercisable, as adjusted.
(2)	Based upon a market price of $14.74 per share at December 31, 2005, minus the exercise price.

Retirement Plan

The Bank provides eligible employees with a qualified defined benefit plan (the “Retirement Plan”) designed to meet the requirements of Section 401(a) of the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Eligible employees must be at least 21 years of age and must have been employed by the Bank for at least one year. Eligible employees are 100% vested after six years participation. Directors of the Bank are not eligible to participate in the Retirement Plan. During 2005, all eligible employees of the Bank and its subsidiaries participated in the Retirement Plan. After attainment of normal retirement age (i.e., age 65), a vested participant is entitled to receive normal retirement benefits based upon years of service and level of compensation. At December 31, 2005, Mr. Ensign had 34 years of service and Mr. Theroux had 18 years of service under the Retirement Plan. The Retirement Plan is funded entirely by contributions from the Bank. The amounts of annual contributions are determined based on an actuarial analysis of an annual census of the Bank’s eligible employees and their salaries at December 31 of each year.

The following table illustrates annual pension benefits for retirement at age 65 under the most advantageous Plan provisions available for various levels of compensation and years of service. Benefits are computed based on an average of an employee’s highest three consecutive years of salary during employment. There is no Social Security or other offset amount. The figures in this table are based upon the assumption that the Plan continues in its present form and certain other assumptions regarding employee participation.

Estimated Annual Benefits Payable for Life

Years of Service at Retirement (Age 65)
Average Annual Pay(1)	10 Years	15 Years	20 Years	25 Years	30 Years
$50,000	$6,600	$9,900	$13,200	$14,500	$14,500
70,000	10,500	15,700	21,000	23,100	23,100
90,000	14,400	21,600	28,800	31,600	31,600
110,000	18,300	27,400	36,600	40,200	40,200
130,000	22,200	33,300	44,400	48,800	48,800
150,000	26,100	39,100	52,200	57,400	57,400
160,000	28,000	42,100	56,100	61,700	61,700
175,000	31,000	46,400	61,900	68,100	68,100
200,000	35,800	53,800	71,700	78,800	78,800
225,000	37,800	56,700	75,600	83,100	83,100

(1)	The definition of pay taken into account for determining benefit payments under the Plan includes substantially the same items of compensation reflected in the Annual Compensation column of the Summary Compensation Table set forth above, but limited to the annual amount that may be taken into account under Section 401(a)(17) of the Code ($210,000 for 2005). Post 1991 benefit accrual is based on a maximum of 22 years of service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table shows certain information for any person who we know “beneficially owned” 5% or more of the Company’s Common Stock as of March 17, 2006. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after March 17, 2006. The Company distributed a stock dividend to effectuate a two-for-one stock split on February 28, 2005 to holders of record as of February 14, 2005, and beneficial ownership has been adjusted accordingly. We obtained the information provided in the following table from filings with the SEC and with the Company.

Title	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Common Stock, $.01 par value	Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 200 Park Avenue, Suite 3900 New York, NY 10166	381,640(1)	8.95%(2)

(1)	As reported by Jeffrey L. Gendell, Tontine Financial Partners, L.P. and Tontine Management, L.L.C. in a Schedule 13D, Amendment No. 3, dated September 2, 2003, which reported shared voting power and shared investment power with respect to 190,820 shares of Common Stock as of September 2, 2003. Tontine Financial Partners, L.P. is a private investment limited partnership. Tontine Management, L.L.C. is the general partner of Tontine Financial Partners, L.P. Mr. Gendell serves as Managing Member of Tontine Management, L.L.C.
(2)	This percentage has been calculated based upon 4,266,080 shares of Common Stock, the number of shares outstanding as of March 17, 2006.

Security Ownership of Management

The following table shows the number of shares of the Company’s Common Stock, beneficially owned by each Director, by each Named Executive Officer of the Company identified in the Summary Compensation Table included elsewhere herein, and by all Directors and Executive Officers of the Company as a group, as of March 17, 2006. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this proxy statement, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after March 17, 2006. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock listed next to their name. The Company distributed a stock dividend to effectuate a two-for-one stock split on February 28, 2005 to holders of record as of February 14, 2005, and beneficial ownership has been adjusted accordingly.

Directors, Nominees, and Executive Officers	Amount and Nature of Beneficial Ownership		Percent (1)
Leonard R. Cashman	42,962	(2)	1.00%
Stephen W. Ensign	190,511	(3)	4.38%
William C. Horn	10,092	(4)	*
Peter R. Lovely	77,028	(5)	1.80%
Dennis A. Morrow	50,500	(6)	1.18%
Jack H. Nelson	33,316	(7)	*
Stephen R. Theroux	114,158	(8)	2.63%
Joseph B. Willey	96,494	(9)	2.25%
Total owned by Directors, and Executive Officers as a group (8 persons)	615,061	(3)(8)	13.48%

*	Less than 1%.
(1)	Percentages with respect to each person or group of persons have been calculated based upon 4,266,080 shares of Common Stock, the number of shares outstanding as of March 17, 2006, plus shares of Common Stock which such person or group has the right to acquire within 60 days after March 17, 2006, by the exercise of stock options.
(2)	Includes 8,234 shares held jointly by Mr. Cashman and his wife with shared voting and investment power, 7,418 shares for which he has sole voting and investment power in addition to 1,310 shares held individually by his wife and 26,000 shares subject to outstanding options.
(3)	Includes 67,246 shares for which Mr. Ensign has sole voting and investment power, of which 54,246 were previously held jointly by Mr. Ensign and his wife with shared voting and investment power, however Mr. Ensign is now the sole owner of all of his shares in the Company by virtue of his wife’s death on December 22, 2005, additionally, 24,435 shares are held in a Supplemental Executive Retirement Plan, 10,830 shares are held in the Company’s 401(k) plan and 88,000 shares are subject to outstanding options.
(4)	Includes 92 shares held in an IRA and 10,000 shares subject to outstanding options.
(5)	Includes 36,214 shares held jointly by Mr. Lovely and his wife with shared voting and investment power, and 2,000 held by Mr. Lovely, with 2,596 shares held in a spousal IRA for which his wife has sole voting and investment power to which Mr. Lovely disclaims beneficial ownership, with 26,218 shares held in an IRA for which he has sole voting and investment power and 10,000 shares subject to outstanding options.
(6)	Includes 24,500 shares for which he has sole voting and investment power and 26,000 shares subject to outstanding options.
(7)	Includes 7,316 for which he has sole voting and investment power and 26,000 shares subject to outstanding options.
(8)	Includes 19,616 shares held jointly by Mr. Theroux and his wife with shared voting and investment power, 18,752 shares held in a Supplemental Executive Retirement Plan, 8,790 shares held in the Company’s 401(k) plan and 67,000 shares subject to outstanding options.
(9)	Includes 30,646 shares held jointly by Mr. Willey and his wife with shared voting and investment power, 1,378 shares owned directly, 38,470 shares held in an IRA for which he has sole voting and investment power and 26,000 shares subject to outstanding options.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Bank maintains a policy that loans to Directors, Executive Officers and principal shareholders must be made on substantially the same terms as those prevailing for loans to unrelated parties, and must not involve more than the normal risk of repayment or present other unfavorable features. Board of Directors’ approval (with the interested person abstaining) is required on aggregate loans to such persons in excess of 5% of the Bank’s unimpaired capital and surplus, or more than $500,000. In addition, a limit has been imposed on aggregate loans to an Executive Officer of the higher of 2.5% of the Bank’s capital and unimpaired surplus but no more than $100,000 excluding certain home and education loans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC initial reports of ownership and reports of ownership changes, and that such individuals furnish the Company with copies of the reports.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year ended December 31, 2005, the Company believes that, during the 2005 fiscal year, all of our Executive Officers and Directors complied with all Section 16(a) filing requirements applicable to them, with the exception of the following: a Form 4 filing for Director Lovely reflecting shares of Common Stock sold on February 9, 2005 was filed late on February 15, 2005; Form 4 filings for Directors Cashman, Horn, Lovely, Morrow, Nelson and Willey, for Director, President and Chief Executive Officer Stephen W. Ensign and for Director, Vice Chairman, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary Stephen R. Theroux, reflecting options to acquire shares of Common Stock, granted on November 11, 2005 pursuant to the Company’s 2004 Stock Incentive Plan, were filed late on January 6, 2006.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has appointed Shatswell, MacLeod & Co., P.C. as our independent registered public accountants for the Company for the fiscal year ending December 31, 2006 and we are asking shareholders to ratify the appointment.

One or more representatives of Shatswell, MacLeod & Co., P.C. are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SHATSWELL, MACLEOD & CO., P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

A majority of the votes cast is required for ratification. If the shareholders fail to ratify the appointment, such action will be considered as a direction to the Audit Committee to select another independent registered public accounting firm.

OTHER BUSINESS

We know of no other business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in the proxy statement for the 2007 Annual Meeting of Shareholders, we must receive them by December 8, 2006, pursuant to the proxy soliciting regulations of the SEC. SEC rules contain standards as to what shareholder proposals are required to be in the proxy statement. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the rules and regulations promulgated by the SEC.

If a shareholder wishes to submit a proposal to the 2007 Annual Meeting without including such proposal in the proxy statement for that meeting, the shareholder must deliver timely notice thereof in writing to the principal executive offices of the Company, according to the procedures set forth in the Company’s Bylaws. To be timely, the notice must be received not less than 30 days nor more than 90 days prior to the date of the 2007 Annual Meeting, that is, between February 9, 2007 and April 10, 2007; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the 2007 Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

By Order of the Board of Directors,

/s/ Stephen R. Theroux
Stephen R. Theroux
Vice Chairman, Executive Vice President,
Chief Financial Officer & Corporate Secretary

Newport, New Hampshire

April 7, 2006

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

New Hampshire Thrift Bancshares, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of New Hampshire Thrift Bancshares, Inc.

for the Annual Meeting of Shareholders to be held on May 11, 2006.

The undersigned shareholder of New Hampshire Thrift Bancshares, Inc. hereby appoints Stephen R. Theroux and Stephen W. Ensign, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of New Hampshire Thrift Bancshares, Inc. held of record by the undersigned on March 17, 2006, at the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Time, on May 11, 2006, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the 2006 Annual Meeting of Shareholders and Proxy Statement, dated April 7, 2006, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposal listed in Item 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees named in Item 1 and a vote “FOR” the proposal in Item 2.	Please mark your vote as indicated in this example.	☒

	I will attend the Annual Meeting.	☐

1. Election of three Directors: Nominees: William C. Horn and Jack H. Nelson for terms of three years each.	FOR All nominees (except as otherwise indicated) ☐	WITHHOLD for all nominees ☐	2. Ratification of the appointment of Shatswell, MacLeod & Co., P.C. as independent registered public accountants for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided: ___________________________________________

The undersigned hereby acknowledges receipt of the Notice of the 2006 Annual Meeting of Shareholders and the Proxy Statement, dated April 7, 2006 for the 2006 Annual Meeting.

__________________________________________

__________________________________________

Signature(s)

Dated:                         , 2006

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.